LIFE PARTNERS EXPECTS 1,200% INCREASE IN EARNINGS
FOR FIRST HALF OF FISCAL YEAR

WACO, TX — Sept 12, 2007 — Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., today issued earnings guidance for its second fiscal quarter and first fiscal half ended August 30, 2007. For the first half of its fiscal year, the company expects to report earnings of approximately $0.95 per share compared with earnings of $0.07 per share for the first half of its prior fiscal year. Earnings for the second quarter ended August 30, 2007 are expected to be approximately $0.46 per share compared with earnings of $0.02 per share for the same period last year.

Life Partners also expects to report a 176% increase in revenues from $13.1 million for the first half of last fiscal year to over $35 million in the first half of this fiscal year. Revenues for the second quarter were up by 168% from approximately $7 million during the second quarter of last fiscal year to $17.7 million for the second quarter of this fiscal year.

Brian Pardo, Chief Executive Officer, said, "Our outstanding performance during the first half of this year is attributable to our position as a recognized leader within the growing life settlement market. In addition, we are expecting a very positive second half due to the additional revenue we expect from our recently announced institutional relationship with a special purpose entity funded by WestLB, an international bank with €296 billion in assets.”

Mr. Pardo continued, “With the recent uncertainty in the financial markets, more and more accredited and institutional investors are realizing the inherent value of life settlements as a tool for diversification while wealthy seniors are realizing they can now turn their unwanted life insurance into cash.”

The Company plans to officially report its earnings in its Form 10-Q to be filed with the Securities and Exchange Commission on or about October 15, 2007.

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements". Since its incorporation in 1991, Life Partners has completed over 50,000 transactions for its worldwide client base of over 15,000 high net worth individuals and institutions in connection with the purchase of over 5,700 policies totaling over $850 million in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, the growth in the life settlement market and our growth within that market, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com
Visit our website at: www.lphi.com